Exhibit 99(vii)

EMPLOYEE S-8 STOCK AGREEMENT

This Employee S-8 Stock Agreement (“Stock Agreement”) is granted this 1st day of June, 2006 by Nexia Holdings, Inc. (the “Company”) to Guy Cook, a natural person who has provided services to the Company and is a resident of the State of Utah (“Employee”).

A.
The Company has received valuable services from Employee in the past and desires to compensate Employee for these services by issuing Employee a total of Twenty Million (20,000,000) shares of the common stock of the Company, par value $0.001, to be issued pursuant to the Form S-8 Registration Statement of the Company under the Securities Act of 1933, as amended (“Form S-8").

B.	The stated shares are being issued pursuant to the 2006 Benefit Plan of Nexia Holdings, Inc.

GRANT

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Grant of Shares. The Company hereby irrevocably grants and issues to Employee the above described Twenty Million (20,000,000) shares of common stock, subject to the provisions of the 2006 Benefit Plan of Nexia Holdings, Inc., in exchange Employee agrees to accept the said shares as compensation for his services provided to the Company through the date hereof and to provided additional services during the year ended December 31, 2006.

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Employee Not an Affiliate. Employee hereby represents, warrants and covenants that he is not an affiliate of the Company as that term is defined in Rule 144(a)(1) under the Securities Act of 1933, as amended, and specifically that Employee is not an officer, director nor a 10% shareholder of the Company.

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Adjustments to Number of Shares. The number of shares of common stock subject to this Agreement shall be adjusted to take into account any stock splits, stock dividends, or recapitalization of the securities of the Company.

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Restriction on Transfer. The shares of common stock issuable hereunder will be qualified for registration under a Form S-8 Registration Statement filed with the Securities and Exchange Commission and pursuant to the Amended 2006 Benefit Plan of Nexia Holdings, Inc.

•	Shareholder=s Rights. The Employee shall have shareholder rights with respect to the shares only after such time as Employee has received delivery of the shares.
•	Validity and Construction. The validity and construction of this Agreement shall be governed by the laws of the State of Utah.

IN WITNESS WHEREOF, the Company and the Employee=s signatures below evidence their agreement to the terms and conditions as set forth herein above as of the date set forth above.

EMPLOYEE                     NEXIA HOLDINGS, INC.

/s/ Guy Cook                     By: /s/ Richard Surber .
Guy Cook                          Richard Surber, President